Exhibit h 21

NOTICE OF FEE WAIVER

THIS NOTICE OF FEE WAIVER is provided as of the 1st day of July, 2010, to The MainStay Funds, a Massachusetts business trust (the “Trust”), on behalf of the MainStay Large Cap Growth Fund (the “Fund”), by New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Manager has entered into an Amended and Restated Management Agreement with the Trust (the “Management Agreement”), pursuant to which the Manager is compensated based on the average net assets of the Funds and such compensation is paid by the Fund (“Management Fees”);

WHEREAS, the Manager believes that it is appropriate and in the best interests of the Manager, the Funds, and the Funds’ shareholders to voluntarily reduce the Management Fees of the Fund, as set forth on Schedule A; and

WHEREAS, the Manager understands and intends that the Fund will rely on this Notice in accruing the Fund’s expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so;

NOW, THEREFORE, the Manager hereby provides notice as follows:

1. Fee Waivers by the Manager. The Manager agrees, effective at the close of business on July 1, 2010, to voluntarily waive a portion of its Management Fees as set forth on Schedule A.

2. Duration and Termination. The Manager’s undertaking to waive fees may terminated by the Manager at any time.

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Exhibit h 21

IN WITNESS WHEREOF, the Manager has signed this Notice as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:	/s/ Stephen P. Fisher
Name: Stephen P. Fisher
Title: Senior Managing Director

Exhibit h 21

SCHEDULE A

(As of July 1, 2010)

Voluntary Management Fee Waiver

The Manager has agreed to a voluntary management fee waiver such that the management fees for the Fund listed below shall be:

The Manager has agreed to voluntarily waive a portion of its management fee for MainStay Large Cap Growth Fund so that its management fee does not exceed: 0.720% on assets up to $500 million; 0.700% on assets from $500 to $2 billion; 0.650% on assets from $2 billion to $3 billion; and 0.600% on assets in excess of $3 billion. This voluntary waiver may be discontinued at any time.